Exhibit 5.1
March 18, 2008
OXiGENE, Inc.
230 Third Avenue
Waltham, MA 02451
Ladies and gentlemen:
     We have acted as counsel for OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2008 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 5,958,035 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares include the following:
1.	Up to 5,708,035 shares of the Company’s common stock (the “Agreement Shares”) that may be issued from time to time pursuant to a common stock purchase agreement by and between the Company and the Selling Stockholder (the “Agreement”); and
2.	Up to 250,000 shares of the Company’s common stock (the “Warrant Shares”), issuable upon exercise of a warrant issued to the Selling Stockholder (the “Warrant”), in connection with the Agreement, which is not exercisable before August 19, 2008. The exercise price of the Warrant is $2.74 per share.
     As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion if, as and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of all applicable consideration, the Agreement Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.
     We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
March 18, 2008

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.